                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.    )

    Filed by the registrant /X/
    Filed by a party other than the registrant / /

    Check the appropriate box:
   / /     Preliminary proxy statement
   /X/     Definitive proxy statement
   / /     Definitive additional materials
   / /     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

_____________________________CHAPARRAL STEEL COMPANY____________________________
                (Name of Registrant as Specified In Its Charter)

___________________________ROBERT C. MOORE, SECRETARY___________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

   /X/     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
   / /     $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   / /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
   (1)     Title of each class of securities to which transaction applies:
- - - ----------------------------------------------------------------------------------------------
   (2)     Aggregate number of securities to which transaction applies:
- - - ----------------------------------------------------------------------------------------------
   (3)     Per unit price or other underlying value of transaction computed pursuant to
           Exchange Act Rule 0-11:(1)
- - - ----------------------------------------------------------------------------------------------
   (4)     Proposed maximum aggregate value of transaction:
- - - ----------------------------------------------------------------------------------------------
   / /     Check  box  if any  part of  the fee  is offset  as provided  by Exchange  Act Rule
           0-11(a)(2)  and  identify  the  filing  for  which  the  offsetting  fee  was  paid previously.  Identify the previous filing by  registration statement number, or the form or schedule and the date of its filing.
   (1)     Amount previously paid:
- - - ----------------------------------------------------------------------------------------------
   (2)     Form, schedule or registration statement no.:
- - - ----------------------------------------------------------------------------------------------
   (3)     Filing party:
- - - ----------------------------------------------------------------------------------------------
   (4)     Date filed:
- - - ----------------------------------------------------------------------------------------------

- - - ------------------------
(1) Set forth the amount of which the filing fee is calculated and state how it was determined.

                                     [LOGO]

                                                                 August 29, 1994

DEAR STOCKHOLDER:

    You are cordially invited to attend the Annual Meeting of the Stockholders of Chaparral Steel Company, to be held at 9:30 A.M. Central Daylight Time, on Wednesday, October 19, 1994, at The Ballpark in Arlington, 1000 Ballpark Way, Arlington, Texas.

    The following Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. During the Meeting, we will also report on the operations of the Company. Our 1994 Annual Report accompanies this Proxy Statement.

    It is important that your shares be represented at the Meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card.

    If you arrive early, you are invited to have coffee and meet informally with the Directors.

                                                        Sincerely,
                                                    GORDON E. FORWARD
                                                        PRESIDENT

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 19, 1994

    The   Annual  Meeting  of  Stockholders  of  Chaparral  Steel  Company  (the
"Company") will be held at The Ballpark in Arlington, 1000 Ballpark Way, Arlington, Texas, on Wednesday, October 19, 1994, at 9:30 A.M. (C.D.T.) for the following purposes:

       1.  To elect seven (7) Directors.

       2. To amend the Chaparral Steel Company Stock Option Plan to provide for automatic grants of stock options to non-employee Directors.

       3. To transact such other business that may properly come before the Meeting or any adjournment thereof.

    Only Stockholders of record at the close of business on August 22, 1994, will be entitled to vote at the meeting. A list of Stockholders will be open to the examination of any Stockholder during ordinary business hours for a period of ten days prior to the meeting at 7610 Stemmons Freeway, Dallas, Texas.

    While you are encouraged to attend the meeting, you are requested to date, sign and return promptly the accompanying proxy in the enclosed envelope provided for that purpose.

                                           By Order of the Board of Directors,
                                                     ROBERT C. MOORE
                                                        SECRETARY

Dallas, Texas
August 29, 1994

                                     [LOGO]

                            CHAPARRAL STEEL COMPANY
                                 300 WARD ROAD
                            MIDLOTHIAN, TEXAS 76065

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 19, 1994

                            SOLICITATION OF PROXIES

    This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Chaparral Steel Company, a Delaware corporation (the "Company"), of proxies in the accompanying form for exercise at the Annual Meeting of Stockholders of the Company to be held on October 19, 1994, and at any adjournment thereof. The approximate date on which this Proxy Statement and accompanying proxy were first sent to Stockholders is August 29, 1994.

    The cost of soliciting proxies in the accompanying form has been, or will be, borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees, and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Company will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit proxies personally, by telephone or telegrams from some Stockholders, if proxies are not promptly received. In addition, the Company has retained Chemical Banking Corporation to assist in the solicitation of proxies at a cost of $1,500 plus reasonable out-of-pocket expenses.

                      OUTSTANDING VOTING STOCK AND QUORUM

    The outstanding voting securities of the Company as of August 22, 1994, was 29,679,900 shares of Common Stock of the Company. Each share is entitled to one vote. The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock is necessary to constitute a quorum to transact business.

                                VOTING OF PROXY

    The proxy enclosed is designed to permit each Stockholder of record at the close of business on August 22, 1994, to vote at the Annual Meeting and at any adjournments thereof. Shares cannot be voted at the meeting unless the owner is present or represented by proxy. Any proxy may be revoked prior to the voting by notice in writing to the Secretary of the Company at 7610 Stemmons Freeway, Dallas, TX, 75247. The shares represented by any unrevoked proxy in the accompanying form, if such proxy is properly executed and returned, will be voted in accordance with the specifications made thereon, or in the absence of such specifications, in accordance with the Board of Directors' recommendations.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of August 5, 1994, information with respect to Texas Industries, Inc. ("TXI"), the only stockholder who is known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company.

                                                       NUMBER OF SHARES
NAME AND ADDRESS                                         BENEFICIALLY      PERCENT OF
OF BENEFICIAL OWNER                                          OWNED            CLASS
- - - -----------------------------------------------------  -----------------  -------------
Texas Industries, Inc.                                      24,000,000          80.9%
7610 Stemmons Freeway
Dallas, Texas 75247

                             ELECTION OF DIRECTORS

    The bylaws of the Company provide for a board of not less than three nor more than twenty-one directors with the actual number to serve at any time to be determined by resolution of the Board. The Board has fixed as seven the number of directors which will constitute the Board of Directors for the ensuing year and the proxies solicited hereby cannot be voted for a greater number. Directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Directors are elected by plurality vote. Unless otherwise indicated, all proxies that authorize the persons named therein to vote for the election of directors will be voted for the election of the nominees listed below. Each nominee is presently a Director of the Company. If any nominee should not be available for election as a result of unforeseen circumstances, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

                                                                                                                            SERVED
                                                                                                                              AS
                                                                    PRINCIPAL OCCUPATION                                   DIRECTOR
NAME                            AGE                                DURING PAST FIVE YEARS                                   SINCE
- - - ------------------------------  --- -------------------------------------------------------------------------------------  --------
Robert D. Rogers..............  58  Chairman of the Board of the Company, President and Chief Executive Officer and          1973
                                     Director of Texas Industries, Inc.; Director of Consolidated Freightways, Inc.(b)(c)
Gordon E. Forward.............  58  President and Chief Executive Officer of the Company; Director of Texas Industries,      1982
                                     Inc.(b)
Robert Alpert.................  62  Chairman of the Board of Alpert Investment Corporation, a financial services, real       1989
                                     estate investment and development firm, Dallas, Texas; Director of Texas Industries,
                                     Inc. and Consolidated Freightways, Inc.(c)
John M. Belk..................  74  Chairman of the Board of Belk Stores Services, Inc.; Director of Lowe's Companies,       1987
                                     Inc. and Coca-Cola Bottling Co. Consolidated(c)
Gerald R. Heffernan...........  75  President, G.R. Heffernan & Associates, Ltd.; Director of Texas Industries, Inc.;        1973
                                     Chairman of the Board of Co-Steel, Inc. from January 1987 to April 1990(a)(b)
Gerhard Liener................  62  Chief Financial Officer of Daimler-Benz AG; Director of Consolidated Freightways,        1987
                                     Inc.(a)
Eugenio Clariond Reyes........  51  Director General and Chief Executive Officer, Grupo IMSA, S.A.; President, Mexico --     1993
                                     U.S. Chamber of Commerce; Director, Instituto Tecnologico y de Estudias Superiores
                                     de Monterrey, A.C.(a)

- - - --------------------------
(a)  Member of the Audit Committee.

(b)  Member of the Executive Committee.

(c)  Member of the Compensation Committee.

                BOARD COMMITTEES, MEETINGS, ATTENDANCE AND FEES

    The Board of Directors of the Company has established Audit and Compensation Committees which perform the functions described below. The Board of Directors held four regular meetings during the fiscal year. All Directors, except for Mr. Liener, who attended two meetings, attended at least 75% of all Board meetings.

    The Audit Committee, composed entirely of outside Directors of the Company, reviews the scope, plan and results of the annual audit with the independent auditors; approves and ratifies each professional service provided by the independent auditors; considers the independence of the auditors; and reviews and approves all non-audit fees paid to the independent auditors. The Audit Committee met two times during the year. All members attended at least 75% of the meetings.

    The Company's Compensation Committee recommends and approves the salaries of the top management of the Company and all awards to employees of the Company under the Company's compensation plans. Its actions are subject to the review and approval of the Board of Directors. The Compensation Committee met twice during the year. All members attended at least 75% of the meetings.

    The Board of Directors, acting in lieu of a Nominating Committee, will consider nominees for directors recommended by Stockholders. Communications to the Board may be addressed in care of the Company's Secretary at the Company's Executive Offices.

OTHER TRANSACTIONS

    No reportable transaction occurred between the Company and any director, nominee for director, officer or any affiliate of, or a person related to, any of the foregoing since the beginning of the Company's last fiscal year.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company currently receive $15,000 per year plus $1,000 for each day that a Board and/or a Committee Meeting is attended. Under a deferred compensation arrangement, such amount may be deferred in whole or in part at the election of the Director. Compensation so deferred is denominated in shares of the Company's Common Stock determined by reference to the average market price during the thirty (30) trading days prior to the date of the arrangement. Dividends are credited to the account in the form of common stock at a value equal to the fair market value of the stock on the date of payment of such dividend. The Company also reimburses Directors for travel, lodging and related expenses they may incur in attending Board and Committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised exclusively of Directors who are not officers or employees of the Company. Mr. Robert D. Rogers is the President and Chief Executive Officer of TXI, the parent of the Company. The President of the Company serves on the Compensation Committee of TXI. No other executive officer of the Company serves or has served on the Compensation Committee or as a director of another company, one of whose executive officers serves as a member of the Compensation Committee or as a director of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth as of August 5, 1994, the approximate number of shares of Common Stock of the Company and common stock of TXI beneficially owned by each Director, by each Executive Officer named in the Summary Compensation Table and by all Directors and Executive Officers of the Company as a group.

                                                                                 COMPANY                           TXI
                                                                              COMMON SHARES                   COMMON SHARES
                                                                      -----------------------------   -----------------------------
                                                                      BENEFICIALLY OWNED**   % (1)    BENEFICIALLY OWNED**   % (2)
                                                                      --------------------   ------   --------------------   ------
Robert Alpert.......................................................          1,000           *               3,555           *
Dennis B. Beach.....................................................         30,755(3)        *           None                *
John M. Belk........................................................          7,000           *           None                *
Gordon E. Forward...................................................         89,100(3)        *              52,974(4)        *
David A. Fournie....................................................         31,500(3)        *           None                *
Gerald R. Heffernan(5)(6)...........................................      None                *             111,000           *
Gerhard Liener......................................................      None                *           None                *
Robert D. Rogers(7).................................................        106,800(3)        *             149,320(4)        1.2%
Libor F. Rostik.....................................................         34,000           *                 150           *
Jeffry A. Werner....................................................         36,570(3)        *           None                *
All Directors and Executive Officers as a Group (17 Persons)........        469,056(3)        1.6%          373,569(4)        3.0%

- - - ------------------------
 * Represents less than one percent (1%) of the total number of shares outstanding.
** Except as indicated in the notes below, each person has the sole voting and investment authority with respect to the shares set forth in the above table.
(1) Based on the sum of (i) 29,679,900 shares of Common Stock, which on August 5, 1994, was the approximate number of shares outstanding, and (ii) the number of shares subject to options exercisable by such person(s) within 60 days of such date.
(2) Based on the sum of (i) 12,490,749 shares of common stock, which on August 5, 1994, was the approximate number of shares outstanding, and (ii) the number of shares subject to options exercisable by such person(s) within 60 days of such date.
(3) Includes, with respect to such person(s), shares of Common Stock subject to options exercisable within 60 days of August 5, 1994, as follows: Dennis E. Beach, 28,000 shares; Gordon E. Forward, 74,000 shares; David A. Fournie, 26,000 shares; Libor F. Rostik, 30,000 shares; Robert D. Rogers, 66,000 shares; Jeffry A. Werner, 35,000 shares; and all Directors and Executive Officers as a Group, 388,000 shares.
(4) Includes, with respect to such person(s), shares of common stock subject to options exercisable within 60 days of August 5, 1994, as follows: Robert Alpert, 1,000 shares; Gordon E. Forward, 5,490 shares; Robert D. Rogers, 20,000 shares; and all Directors and Officers as a Group, 46,990 shares.
(5) The wife of Mr. Heffernan owns 971 shares of TXI common stock as to which he disclaims beneficial ownership.
(6) Mr. Heffernan also owns 2,500 shares of the $5 Preferred Stock of TXI, approximately 41.8% of the class outstanding.
(7) The wife of Mr. Rogers owns 4,000 shares of Common Stock, as to which he disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

    There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended May 31, 1994, of those persons who were, at May 31, 1994, (i) the chief executive officer, and (ii) the other four highly compensated executive officer employees of the Company.

SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                                                                    -----------------------------
                                                                                                        PAYOUTS
                                                             ANNUAL COMPENSATION         AWARDS        ----------
                                                             --------------------   ----------------      LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR  SALARY($)   BONUS($)   STOCK OPTIONS(#)   PAYOUTS($)   COMPENSATION($)
- - - -----------------------------------------------------  ----  ---------   --------   ----------------   ----------   ---------------
Gordon E. Forward ...................................  1994   300,000     30,060        --                4,262         3,442(2)
  President and                                        1993   300,000      --           --                --           24,017
  Chief Executive Officer                              1992   300,000     16,996         60,000         708,629         5,448
Jeffry A. Werner ....................................  1994   155,000     15,531        --                3,394         1,860(2)
  Senior Vice President                                1993   155,000      --           --              162,589         8,762
  Commercial                                           1992   155,000      8,781         25,000           4,371         3,398
David A. Fournie ....................................  1994   140,000     14,028        --                1,495         1,496(2)
  Vice President                                       1993   140,000      --           --               48,463         1,794
  Operations                                           1992   121,250      2,771         25,000           1,316         1,859
Libor F. Rostik .....................................  1994   130,000     13,026        --               12,838         8,092(2)
  Senior Vice President                                1993   130,000      --           --                --            1,909
  Engineering                                          1992   120,625      6,834         25,000             554         2,572
Dennis E. Beach .....................................  1994   125,000     12,525        --               33,500         8,609(2)
  Vice President                                       1993   125,000      --           --                --            1,920
  Administration                                       1992   125,000      7,082         20,000           1,444         2,772

- - - ------------------------------
(1)  Includes  (i)  value  of  vested   and  non-vested  portions  of   employer
     contributions and allocations to Retirement Savings Plan account, (ii) Company matching portion of Stock Purchase Plan purchases, and (iii) payment of imputed dividends on deferred profit sharing, respectively, for the named executive officers as follows: Gordon E. Forward, $3,000, $48 and $394; Jeffry A. Werner, $1,550, $48 and $262; David A. Fournie, $1,400, $96
     and none; Libor F. Rostik, $1,300, $48 and $6,744; and Dennis E. Beach $1,250, $96 and $7,263.

    None of the Company's executive officers are employed under contract and all are employed as employees at will. They participate on the same basis as other employees in the Company's broad-based employee benefits program which includes a retirement savings plan, group medical coverage and life insurance. The President of the Company is also covered by a Financial Security Plan that includes disability benefits under certain circumstances and death benefits payable to beneficiaries for a period of ten years or until he will have reached the age of 65, whichever last occurs. If he retires at or after attaining age 60, he will be entitled to a supplemental retirement benefit. In the event of termination of employment under certain circumstances following a change of control (as defined in the Plan), he will be deemed to be fully vested in any supplemental retirement benefit, without reduction, provided by the Plan.

OPTION EXERCISES AND YEAR-END VALUES

    The following table provides information concerning each option exercised during the 1994 fiscal year ended May 31, 1994 by each of the named executive officers and the value of unexercised options held by such executive officer at May 31, 1994.

                                                                                NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                   NUMBER OF                   OPTIONS AT FISCAL YEAR      IN-THE-MONEY OPTIONS AT
                                                    SHARES                               END                 FISCAL YEAR END (1)
                                                   ACQUIRED        VALUE      -------------------------   -------------------------
NAME                             CLASS OF STOCK   ON EXERCISE   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- - - -------------------------------  --------------   -----------   -----------   -------------------------   -------------------------
Gordon E. Forward..............   Company             -0-          --               74,000/36,000                    --
                                  TXI                 -0-          --               38,745/20,000                    --
Jeffry A. Werner...............   Company             -0-          --               35,000/15,000                    --
                                  TXI                 -0-          --                   --/--                        --
David A. Fournie...............   Company             -0-          --               26,000/16,500                 1,470/368
                                  TXI                 -0-          --                   --/--                        --
Libor F. Rostik................   Company             -0-          --               30,000/15,000                    --
                                  TXI                 -0-          --                   --/--                        --
Dennis E. Beach................   Company             -0-          --               28,000/12,000                    --
                                  TXI                 -0-          --                   --/--                        --

- - - ------------------------------
(1) Computed based upon the difference between aggregate fair market value and aggregate purchase price.

PERFORMANCE GRAPH

    The following chart compares the Company's cumulative total stockholder return for the five-year period ended May 31, 1994, with the cumulative total return of the Standard & Poor's 500 Composite Stock Index (the "S&P 500") and the Standard & Poor's Steel Index (the "S&P Steel Group"). These comparisons assume the investment of $100 on May 31, 1989 and the reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           Chaparral Steel   S&P 500   S&P Steel Group
1989                   100        100               100
1990                    83        117                95
1991                    88        130                86
1992                   101        143                99
1993                    89        160               149
1994                    83        166               168

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is composed of three non-employee directors. It is the goal of the Committee to insure that policies and processes exist so that all of the Company's employees will be fairly and competitively compensated. The Committee evaluates the performance of the senior executive group against predetermined goals with the guidance of the President and evaluates the performance of the President. The Committee also evaluates human resource development, and succession planning within the Company.

    GENERAL. The role of the Company's compensation program is to aid the Company in the attraction and retention of the most productive employees in the marketplace. The compensation program's guidelines are such that if individuals are performing in the top ten percent of effectiveness compared to others that might be available in the marketplace to fill similar positions, their total compensation should be in the upper twenty-five percent of those with whom the Company competes for equivalent talent. The makeup of an executive's total compensation should provide adequate direct compensation, high incentive compensation and modest indirect or fringe compensation. A significant portion of the executive officer's compensation is linked to the financial performance of the Company.

    While the criteria for the compensation program for executive officers are subjective in nature, to insure that the compensation program is competitive, the Committee takes into account factors relevant to the specific compensation component being considered, such as comparisons to industry and geographic salary surveys.

    COMPENSATION ELEMENTS. The executive officers' total compensation opportunities, which are established over a five year span of time, consist of three basic elements -- salaries, annual incentives and long-term incentives. Annual and long-term incentives are a significant portion of the total compensation and are strongly linked to financial performance and thereby align the interests of the Company's executives and its stockholders to build long-term value and improve the return to the Company's stockholders.

    SALARIES. Approximately 45% of the total compensation opportunity of an executive officer, other than the chief executive officer, is composed of salary. Salaries are reviewed periodically and compared to industry and geographic salary surveys to assure that the salary levels remain competitive. The impact that the executive has on the Company, the skills and experience required by the position and the performance of the executive are also considerations in determining salary level.

    ANNUAL INCENTIVES. Approximately 10% of the total compensation opportunity of an executive officer is based on an annual incentive. The Board of Directors annually considers employee profit sharing to provide additional incentives to all employees, including the Company's executive officers. This short-term incentive is totally dependent on measured financial performance of the Company. An executive officer's profit share is not limited as a percentage of salary; however, any portion over 20% is deferred into a phantom stock plan with increments of phantom stock units being redeemed at five year intervals at a price equal to the fair market value of the Company's Common Stock. Dividends equivalent to the dividend declared and paid on the Company's Common Stock are paid each year on each phantom stock unit. For the 1994 fiscal year, the Directors approved a profit sharing distribution of 8% of the Company's pre-tax income.

    LONG-TERM STOCK INCENTIVES. Approximately 45% of the executive officer's total compensation opportunity consists of long-term incentives, which is provided primarily through the Company's stock option plan and a performance share plan. When granted, options under the stock option plan have exercise prices of not less than 100% of the then fair market value of the Company's Common Stock and become exercisable 40% after two years, 60% after three years, 80% after four years and 100% five years after grant, and all expire not more than ten years after grant. The value of the option ultimately realized will depend on the continued success of the Company; thus, the option not only provides the executive an incentive for years after it has been awarded but ties this incentive directly into increasing stockholder value. Long-term stock options also strengthen the ability of the Company to attract, motivate and retain executives of superior capability required to achieve the Company's business objectives in an intensely competitive environment. An executive is targeted to have between one and five times annual salary in accumulated options as priced at the time of the grant.

    The Company has maintained since 1976 a performance share plan under which performance shares have been granted from time to time by the Board of Directors acting in its discretion and upon recommendation of the Compensation Committee. The value of a performance share is based upon the Company's annual financial results averaged over the preceding five years and a cash dividend is paid on a performance share at the end of each fiscal year equal to 10% of the Company's earnings per share for such fiscal year, based on an assumed 4.5 million performance shares. Performance shares are 40% vested after three years, 60% vested after four years and 100% vested after 5 years. At five year intervals, the plan requires, subject to several restrictions and conditions, that a percentage of the vested portion be redeemed based on the age of the executive such that 100% of vested shares are redeemed by the time the executive reaches 65 years of age. No performance shares have been granted under the plan since 1986 and it is not contemplated that there will be future grants under the plan.

    CHIEF EXECUTIVE OFFICER COMPENSATION. The chief executive officer's salary is established in the same manner as other executive officers and he participates on the same basis as such executive officers in the Company's incentive programs. However, approximately 50% of the chief executive officer's total compensation opportunity is based on incentives linked to the financial performance of the Company.

                                          JOHN M. BELK, Chairman
                                          ROBERT D. ROGERS, ROBERT ALPERT

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Ernst & Young were the Company's independent auditors for the last fiscal year and will continue to be for the current year. A representative of Ernst & Young will attend the Stockholders' Meeting; and although he does not intend to make a statement to the Stockholders, he will be available to respond to any relevant questions of the Stockholders.

                                 ANNUAL REPORT

    A copy of the Company's Annual Report for the fiscal year ended May 31, 1994, is being mailed to each Stockholder of record along with the proxy materials, but is not to be considered a part of the proxy soliciting material.

                           1995 STOCKHOLDER PROPOSALS

    Proposals of Stockholders intended to be presented at the next Annual Meeting of Stockholders presently scheduled for October 18, 1995, must be received by the Secretary of the Company not later than May 1, 1995, to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting.

                             PROPOSAL TO AMEND THE
                   CHAPARRAL STEEL COMPANY STOCK OPTION PLAN

DESCRIPTION OF AMENDMENT

    Subject to the approval of the Company's Stockholders, the Board of Directors has adopted and approved the amendment to the Company's Stock Option Plan ("Plan") set forth in Exhibit A, which permits the Company to grant both incentive and nonstatutory stock options under the Plan to non-employee directors of the Company. The purpose of the amendment is to promote the interests of the Company and its stockholders by encouraging non-employee directors to have a direct and personal stake in the performance of the Company's Common Stock. The amendment provides that options are automatically granted under the Plan to each non-employee director of 10,000 shares of Common Stock, effective as of the date each such non-employee director is first appointed to the Board or first elected by the stockholders at an annual meeting and every third year thereafter that such non-employee director is reelected at an annual meeting. Each non-employee director elected at the upcoming Annual Meeting will automatically be granted an option for 10,000 shares.

GENERAL

    The Plan is administered by the Compensation Committee ("Committee") of the Board of Directors ("Board") who also has the authority to adopt rules and regulations relating to the Plan. The option price of a stock option must not be less than 100% of the fair market value of the Common Stock on the day of grant, which value is deemed to be the mean between the high and low sales price of a share of Common Stock on the New York Stock Exchange on such date. The exercise price must be paid in full in cash upon the exercise of the option or in cash and/or by delivery of shares of Common Stock already owned by the optionee having an aggregate fair market value equal to the option price.

    The Board may terminate the Plan at any time and may amend the Plan from time to time in such respects as the Board may deem advisable without the approval of the stockholders of the Company unless such amendment would increase the number of shares of Common Stock as to which incentive stock options may be granted; or change the class of employees eligible to receive incentive stock options; or disqualify an incentive stock option under the Code, in which case approval of the stockholders is required. Further, approval of the stockholders is required for any amendment to the Plan which could, as determined for the purposes of Rule 16b-3 of the Securities and Exchange commission under the Securities Exchange Act of 1934 (the "1934 Act"), materially increase the benefits accruing to participants under the Plan; or materially increase the number of shares of Common Stock which may be issued under the Plan; or materially modify the requirements as to eligibility for participation in the Plan.

FEDERAL INCOME TAX CONSEQUENCES

    The grant of a stock option under the Plan will not, by itself, result in the recognition of taxable income to the optionee or entitle the Company to a deduction at the time of such grant. The exercise of an incentive stock option generally will not give rise to taxable income to an optionee, or a deduction to the Company. When Common Stock is received by an optionee pursuant to the exercise of an incentive stock option, the excess of the fair market value of the Common Stock at the time of exercise over the option price will be treated as income for the purposes of computing the optionee's alternate minimum taxable income.

    Upon exercise of a nonstatutory stock option, an optionee must recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. The Company will be entitled to a deduction in an amount equal to the ordinary income of the optionee, provided the Company withholds appropriate federal income taxes. These rules are modified, in certain respects, in the case of an optionee who is subject to the insider trading provisions of Section 16 of the 1934 Act.

REQUIRED AFFIRMATIVE VOTE

    Adoption of the proposed amendment to automatically grant options under the Plan to non-employee directors requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Annual Meeting of Stockholders.

    The Board of Directors recommends that the stockholders vote FOR the adoption of the proposed amendment.

                                 OTHER MATTERS

    At the date of this Proxy Statement, the Board of Directors was not aware that any matters not referred to in this Proxy Statement would be presented for action at the Meeting. If any other matters should come before the Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

                                           By Order of the Board of Directors,
                                                     ROBERT C. MOORE
                                                        SECRETARY

                                                                     EXHIBIT "A"

    RESOLVED, that a paragraph 23 be added to the Chaparral Steel Company Stock Option Plan to read as follows:

    "23. GRANT OF OPTION TO NON-EMPLOYEE DIRECTORS. Effective on the date after July 14, 1995 that each Non-employee Director is first elected by the Board of Directors or at an annual meeting of stockholders (an "Annual Meeting") to the Board of Directors and every third year thereafter that such Non-employee Director is reelected to the Board of Directors at an Annual Meeting (provided that such individual has continuously served as a Director during the interim period), such Non-employee Director shall automatically be granted a stock option under the Plan covering 10,000 shares of Common Stock. For the purpose of this paragraph 23, a "Non-employee Director" is defined as person who has not been an employee of the Company (or any subsidiary of the Company) for any part of the preceding fiscal year. The per share exercise price of such option shall be equal to the fair market value of the Common Stock (as determined in accordance with paragraph 6) on the date of election or reelection to the Board of Directors, as the case may be. In the event that a Non-employee Director to whom an option has been granted under this Plan ceases to be a Director of the Company otherwise than by reason of death, such option may, subject to the provisions of this paragraph 23, be exercised (to the extent the number of shares purchasable under the option by the Non-employee Director at the time such individual ceases to be a Director of the Company) at any time within three months after the date such individual ceases to be a Director. In the event of the death, while serving as a Director of the Company, of a Non-employee Director to whom an option has been granted under this Plan, such option may be exercised (to the extent of the number of shares purchasable by the individual at the time of death) by a legatee of legatees of such individual under his or her last will, or by his or her personal representatives or distributees, at any time within a period of one year after such individuals' death, but not after the expiration of the option's stated term. Nothing in the Plan or in any option granted pursuant thereto, shall confer on any Non-employee Director any right to continue as a Director of the Company or interfere in any way with the right of the Board of Directors to terminate an individual as a Director of the Company at any time, with or without cause, notwithstanding the possibility that the number of shares purchasable or exercisable by such Non-employee Director under such individual's option may be reduced or eliminated."

                           FOR SHARES OF COMMON STOCK
                            CHAPARRAL STEEL COMPANY
          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OCTOBER 19, 1994
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Robert D. Rogers, John M. Belk and Gordon E. Forward, or any of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated on the reverse side hereof, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting (including all adjournments thereof) of shareholders of Chaparral Steel
Company to be held on Wednesday, October 19, 1994 at 9:30 A.M. at The
Ballpark in Arlington, 1000 Ballpark Way, Arlington, Texas.

         (THIS PROXY CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE)

                                                                See Reverse Side

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN
BELOW: NO BOXES NEED TO BE CHECKED

X PLEASE MARK YOUR VOTES AS THIS

           ------------
              COMMON

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3

Item 1 - Election of Directors (see reverse).

         FOR all nominees (except as specified below) / /
         WITHHOLD AUTHORITY to vote for all nominees listed at right / /

         Robert Alpert, John M. Belk, Gordon E. Forward,
         Gerald R. Heffernan, Gerhard Liener,
         Eugenio Clariond Reyes and Robert D. Rogers

(Instruction: To withhold authority to vote for an individual nominee write that nominee's name on the space provided below.)


- - - --------------------------------------------------------------------------------

Item 2 - Proposal FOR amendment to Chaparral Steel Company Stock Option Plan.
         /  / FOR              /  / AGAINST              /  / ABSTAIN

Item 3 - To transact such other business that may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. In the absence of such instructions this proxy will be voted FOR the nominees listed in Item 1, FOR the Proposal in Item 2 and FOR the Proposal in Item 3.


Signature(s)                                                 Dated:       , 1994
            -----------------------------------------------         ------
(Sign exactly as name(s) appear above. If shares are held jointly each holder should sign. If signing for estate, trust or corporation, title or capacity should be stated.)
Please date, sign and return this Proxy in the enclosed business envelope.